                                                                    Exhibit 20.3

                            CROWN NORTHCORP LIMITED

                     US NON-STATUTORY FINANCIAL STATEMENTS

                                31 DECEMBER 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE SHAREHOLDERS OF CROWN NORTHCORP LIMITED

We have audited the accompanying consolidated balance sheets of Crown Northcorp Limited and subsidiaries (the "Company") as of December 31, 2004 and 2003, and the related consolidated profit and loss accounts, reconciliation of movements in Shareholders' funds and consolidated cash flow statements for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. THE COMPANY IS NOT REQUIRED TO HAVE, NOR WERE WE ENGAGED TO PERFORM, AN AUDIT OF ITS INTERNAL CONTROL OVER FINANCIAL REPORTING. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Crown Northcorp Limited and subsidiaries at December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United Kingdom.

Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 23 to the consolidated financial statements.

/s/  Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Chartered Accountants
London, England

30 March 2005

CROWN NORTHCORP LIMITED

CONSOLIDATED PROFIT AND LOSS ACCOUNT
YEAR ENDED 31 DECEMBER 2004

                                                        NOTE      2004          2003
                                                                   L             L
                                                        ----   ----------    ----------
TURNOVER                                                        2,237,912     2,739,050
Administrative expenses                                        (3,895,012)   (3,615,807)
                                                               ----------    ----------
Group operating loss                                           (1,657,100)     (876,757)
Share of associates' operating profit                              71,633     1,459,140
                                                               ----------    ----------
TOTAL OPERATING (LOSS)/PROFIT ON ORDINARY ACTIVITIES
  BEFORE FINANCE CHARGES                                       (1,585,467)      582,383
Finance income (net):
  Group                                                   2         9,299        89,729
  Associates                                              2        19,817         1,255
                                                               ----------    ----------
(LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION      3    (1,556,351)      673,367
Tax on profit on ordinary activities                              242,877       (54,843)
                                                               ----------    ----------
(LOSS)/PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION
  AND (LOSS)/PROFIT FOR THE FINANCIAL YEAR                     (1,313,474)      618,674
Dividends paid                                                          -    (1,200,000)
                                                               ----------    ----------
RETAINED LOSS FOR THE FINANCIAL YEAR                           (1,313,474)     (581,526)
RETAINED PROFIT BROUGHT FORWARD                                 2,215,212     2,796,738
                                                               ----------    ----------
RETAINED PROFIT CARRIED FORWARD                                   901,738     2,215,212
                                                               ==========    ==========

All amounts derive from continuing operations.

CONSOLIDATED STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
YEAR ENDED 31 DECEMBER 2004

                                                            2004         2003
                                                             L            L
                                                         ----------    --------
Loss for the financial year                              (1,313,474)   (581,526)
Foreign exchange translation reserve                              -           -
                                                         ----------    --------
Total recognised gains and losses relating to the year   (1,313,474)   (581,526)
                                                         ==========    ========

CROWN NORTHCORP LIMITED

RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS
YEAR ENDED 31 DECEMBER 2004

                                           2004          2003
                                            L              L
                                        ----------     ---------
Revaluation reserve                        (88,456)            -
New share capital subscribed               818,750             -
Retained loss for the financial year    (1,313,474)     (581,526)
Shareholders' funds at start of year     2,215,214     2,796,740
                                         ---------     ---------
Shareholders' funds at end of year       1,632,034     2,215,214
                                        ==========     =========

CROWN NORTHCORP LIMITED

CONSOLIDATED BALANCE SHEET
31 DECEMBER 2004

                                                   2004          2003
                                         NOTE       L              L
                                         ----   ----------    ---------
FIXED ASSETS
Intangible assets                           6      176,921       333,806
Tangible assets                             7      117,746        21,917
Investments                                 8      681,987       936,215
                                                ----------    ----------
                                                   976,654     1,291,938
                                                ----------    ----------
CURRENT ASSETS
Debtors                                     9    1,231,012     1,294,337
Cash at bank and in hand                           457,823     1,133,781
                                                ----------    ----------
                                                 1,688,835     2,428,118

CREDITORS: AMOUNTS FALLING DUE

   WITHIN ONE YEAR                         10   (1,033,455)   (1,394,010)
                                                ----------    ----------
NET CURRENT ASSETS                                 655,380     1,034,108
                                                ----------    ----------
TOTAL ASSETS LESS CURRENT LIABILITIES            1,632,034     2,326,046

PROVISIONS FOR LIABILITIES AND CHARGES     11            -      (110,832)
                                                ----------    ----------
                                                 1,632,034     2,215,214
                                                ==========    ==========
CAPITAL AND RESERVES
Called up share capital                    13          500             2
Share premium account                      14      818,252             -
Revaluation reserve                        14      (88,456)            -
Profit and loss account                    14      901,738     2,215,212
                                                ----------    ----------
TOTAL EQUITY SHAREHOLDERS' FUNDS                 1,632,034     2,215,214
                                                ==========    ==========

CROWN NORTHCORP LIMITED

CONSOLIDATED CASH FLOW STATEMENT
YEAR ENDED 31 DECEMBER 2004

                                                                                2004          2003
                                                                       NOTE      L              L
                                                                       ----    --------    ----------
Net cash outflow from operating activities                              15     (608,508)     (603,235)
Distributions received from associates                                                -     2,171,200
Returns on investments and servicing of finance                         16       29,116        90,984
Taxation                                                                         32,090      (655,484)
Capital expenditure and financial investment                            16     (128,656)      (10,069)
Acquisitions and disposals                                              18            -      (819,411)
Dividends paid                                                                        -    (1,200,000)
                                                                               --------    ----------
Cash outflow before management of liquid resources and financing               (675,958)   (1,026,015)

Financing                                                                             -       726,703
                                                                               --------    ----------
DECREASE IN CASH IN THE YEAR                                                   (675,958)     (299,312)
                                                                               ========    ==========
RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT (NOTE 17)

Decrease in cash in the period and change in net debt resulting from
   cash flows                                                                  (675,958)     (299,312)
Cash inflow from increase in debt and lease financing                                 -       726,703
                                                                               --------    ----------
                                                                               (675,958)      427,391

Non-cash flows                                                                        -       (20,313)
Non-cash flow in relation to the capitalisation of inter-
  company loans                                                                 485,369             -

Net funds at 1 January                                                          407,078             -
                                                                               --------    ----------
Net funds at 31 December                                                        216,489       407,078
                                                                               ========    ==========

CROWN NORTHCORP LIMITED

NOTES TO THE ACCOUNTS
YEAR ENDED 31 DECEMBER 2004

1.    ACCOUNTING POLICIES

      (i)   BASIS OF ACCOUNTING

      The accounts have been prepared under the historical cost convention and in accordance with applicable United Kingdom accounting standards. However, these are not statutory financial statements pursuant to the Companies Act 1985.

      (ii)  BASIS OF CONSOLIDATION

      The consolidated financial statements incorporate the financial statements of the company and all its subsidiaries at 31 December 2004.

      (iii) TURNOVER

      Turnover represents management fees charged to clients during the year from servicing contracts and the recovery of associated costs net of VAT and the company's share of profits from two limited liability partnerships. All turnover is derived in the United Kingdom.

      (iv)  INVESTMENT INCOME

      Interest is shown gross before deduction of income tax and is included on an accruals basis.

      (v)   INVESTMENTS

      Investments are stated at cost less provision for impairment, except for those investments where the company is unable to exercise any control in which case the investment is valued using the alternative investmet approach, where the group recognises it's share of the net assets of the investment.

      (vi)  ASSOCIATES

      In the group financial statements investments in associates are accounted for using the equity method. The consolidated profit and loss account includes the group's share of associate's profits less losses while the group's share of the net assets of the associates is shown in the consolidated balance sheet. Goodwill arising on the acquisition of associates is capitalized and written off on a straight line basis over its useful live. Provision is made for any impairment. Any unamortized balance of goodwill is included in the carrying value of the investment in associates.

      (vii) TANGIBLE FIXED ASSETS

      Tangible fixed assets are stated at cost net of depreciation and any provision for impairment. Depreciation is provided on all tangible fixed assets at rates calculated to write off the cost, less residual value, of each asset on a straight line basis over its expected useful life, which is deemed to be three years.

      (viii) INTANGIBLE ASSETS - GOODWILL

      Goodwill arising on the acquisition of the remaining 50% interest in Regal Mortgages LLP and Regal Mortgages (No2) LLP, representing any excess of the fair value of the consideration given over the fair value of the identifiable assets and liabilities acquired, is capitalised and written off on a straight line basis over its useful economic life, which is fourteen months.

      (ix)  TAXATION

      Current tax is provided at amounts expected to be paid (or recovered) using the tax rates and laws that have been enacted or substantially enacted by the balance sheet date.

      Deferred taxation is provided in full on timing differences that result in an obligation at the balance sheet date to pay more tax, or a right to pay less tax, at a future date, at rates expected to apply when they crystallise based on current tax rates and law. Timing differences arise from the inclusion of items of income and expenditure in taxation computations in periods different from those in which they are included in financial statements. Deferred tax assets are recognised to the extent that it is regarded as more likely than not they will be recovered.

CROWN NORTHCORP LIMITED

NOTES TO THE ACCOUNTS
YEAR ENDED 31 DECEMBER 2004

1.    ACCOUNTING POLICIES (CONTINUED)

(x)   PENSION COSTS

      The company operates a defined contribution pension scheme and the amount charged to the profit and loss account in respect of pension costs and other post-retirement benefits is the contributions payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

2.    FINANCE INCOME (NET)

                                                    2004              2003
                                                      L                 L
                                                   ------            ------
Interest payable and similar charges                    -                 -
Less: interest income                              29,116            90,984
                                                   ------            ------
                                                   29,116            90,984
                                                   ======            ======

                                                        L                 L

Group                                               9,299            89,729
Associates                                         19,817             1,255
                                                   ------            ------
                                                   29,116            90,984
                                                   ======            ======

INTEREST PAYABLE AND SIMILAR CHARGES
                                                        L                 L
Share of associates' interest payable                   -                 -
                                                   ======            ======

INTEREST INCOME

                                                        L                 L

Interest receivable and similar income              9,299            89,729
Share of associates' interest receivable           19,817             1,255
                                                   ------            ------
                                                   29,116            90,984
                                                   ======            ======

3.    (LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION

      The (loss)/profit on ordinary activities before taxation is stated after charging:

                                                    2004              2003
                                                     L                  L
                                                  -------            ------
Auditors' remuneration - audit fees                56,204            28,326
Auditors' remuneration - taxation fees             23,104            44,950
Depreciation and amortisation                     427,116            46,778
                                                  =======            ======

CROWN NORTHCORP LIMITED

NOTES TO THE ACCOUNTS
YEAR ENDED 31 DECEMBER 2004

4.    EMPLOYEES

                            2004            2003
                              L               L
                          ---------       ---------
EMPLOYMENT COSTS
    Salaries              1,445,398         990,373
    Social security         131,944         123,894
    Pension costs            42,914          32,578
                          ---------       ---------
                          1,620,256       1,146,845
                          =========       =========

The average number of employees employed by the group during the year was 35 (2003: 28).

5.    TAX ON LOSS ON ORDINARY ACTIVITIES

                                                                                       2004            2003
                                                                                        L               L
                                                                                      -------        --------
United Kingdom taxation:
    Corporation tax at 30% (2003 - 30%)
    - Current period                                                                  219,541        (181,908)
    - Adjustment in respect of prior year                                              48,276         153,234
                                                                                      -------        --------
                                                                                      267,817         (28,674)

Deferred tax
    - Timing differences, origination and reversal                                          -             (63)
    - Adjustments to the estimated recoverable amounts of deferred tax assets
      arising in previous periods                                                     (24,940)           (154)
    - Adjustment in respect of prior years                                                  -         (26,002)
                                                                                      -------        --------
                                                                                      242,877         (54,893)
                                                                                      =======        ========

      The differences between the total current tax shown above and the amount calculated by applying the standard rate of UK corporation tax to the
      (loss)/profit before tax is as follows:

                                                                      2004             2003
                                                                       L                 L
                                                                   ----------         -------
(Loss)/profit on ordinary activities before tax                    (1,556,351)        673,367
                                                                   ==========         =======

Tax on (loss)/profit on ordinary activities at standard UK
  corporation tax rate of 30% (2003: 30%)                             466,905        (202,010)
Effects of:
Expenses not deductible for tax purposes                               29,163          (1,214)
Capital allowances in excess of depreciation                                -             (34)
Adjustments in respect of previous periods                             48,276         153,234
Share of Regal tax credits                                                  -          21,350
Utilisation of tax losses                                            (291,685)              -
Other                                                                  15,158               -
                                                                   ----------         -------
Current tax credit/(charge) for year                                  267,817         (28,674)
                                                                   ==========         =======

CROWN NORTHCORP LIMITED

NOTES TO THE ACCOUNTS
YEAR ENDED 31 DECEMBER 2004

6.    INTANGIBLE ASSETS

                                              MORTGAGE
                                              SERVICING
                                GOODWILL       RIGHTS           TOTAL
                                  L               L               L
                                --------      ---------        -------
VALUE
At 1 January 2004                77,115         274,079        351,194
Additions                             -               -              -
                                 ------         -------        -------
At 31 December 2004              77,115         274,079        351,194
                                 ------         -------        -------
ACCUMULATED AMORTISATION
At 1 January 2004                11,361               -         11,361
Charge for year                  65,754          97,158        162,912
                                 ------         -------        -------
At 31 December 2004              77,115          97,158        174,273
                                 ------         -------        -------
NET BOOK VALUE
At 31 December 2004                   -         176,921        176,921
                                 ======         =======        =======
At 31 December 2003              65,754         268,052        333,806
                                 ======         =======        =======

The directors have reviewed the carrying value of all intangible assets, and as a result of this review have impaired the value of goodwill to (pound)nil.

7.    TANGIBLE FIXED ASSETS

                                         OFFICE
                                       EQUIPMENT
                                           L
                                       ---------
COST
At 1 January 2004                        519,229
Additions                                128,640
                                         -------
At 31 December 2004                      647,869
                                         -------
ACCUMULATED DEPRECIATION
At 1 January 2004                        497,312
Charge for period                         32,811
                                         -------
At 31 December 2004                      530,123
                                         -------
NET BOOK VALUE
At 31 December 2004                      117,746
                                         =======
At 31 December 2003                       21,917
                                         =======

CROWN NORTHCORP LIMITED

NOTES TO THE ACCOUNTS
YEAR ENDED 31 DECEMBER 2004

8.    INVESTMENTS

                                                     OTHER
                                   ASSOCIATES     INVESTMENTS        TOTAL
                                       L               L               L
                                   ----------     -----------       -------
COST
At 1 January 2004                   224,522         711,693         936,215
Additions                               345               -             345
                                    -------         -------         -------
At 31 December 2004                 224,867         711,693         936,560
                                    -------         -------         -------

AMORTISATION
At 1 January 2004                         -               -               -
Charge for the year                  29,087         225,486         254,573
                                    -------         -------         -------
At 31 December 2004                  29,087         225,486         254,573
                                    -------         -------         -------

NET BOOK VALUE
At 31 December 2004                 195,780         486,207         681,987
                                    =======         =======         =======
At 31 December 2003                 224,522         711,693         936,215
                                    =======         =======         =======

      The investments in associates relate to a 50% investment held in Titrisation belge-Belgische effectiseing SA ("TBE"), a company registered in Belgium. The directors consider the company holds a participating interest in TBE on the basis that the company can exercise significant influence over the operating and financial policies of TBE.

9.    DEBTORS

                                        2004           2003
                                         L               L
                                     ---------       ---------
Trade debtors                          543,847         514,667
Other debtors                          154,169         590,549
Corporation tax recoverable            219,541               -
Prepayments and accrued income         313,455         164,181
Deferred tax asset (see note 12)             -          24,940
                                     ---------       ---------
                                     1,231,012       1,294,337
                                     =========       =========

CROWN NORTHCORP LIMITED

NOTES TO THE ACCOUNTS
YEAR ENDED 31 DECEMBER 2004

10.   CREDITORS - AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                 2004            2003
                                                  L                L
                                              ---------       ---------
Trade creditors                                 260,519         336,072
Amounts owed to parent undertakings             241,334         726,703
Corporation tax                                       -          16,186
Other taxes and social security                  11,654               -
Other creditors                                 237,057         178,650
Accruals and deferred income                    282,891         136,399
                                              ---------       ---------
                                              1,033,455       1,394,010
                                              =========       =========

11.   PROVISIONS FOR LIABILITIES AND CHARGES

                                                 2004             2003
                                                  L                L
                                               --------         -------
At 1 January                                    110,832         143,775
Released to profit and loss account            (110,832)        (32,943)
                                               --------         -------
At 31 December                                        -         110,832
                                               ========         =======

      The provision represents the directors' best estimate of the unavoidable costs related to vacant office space that Crown Mortgage Management is contracted to lease until March 2007.

12.   DEFERRED TAXATION

                                                           L
                                                        -------
At 1 January 2004                                        24,940
Credited to the profit and loss account                 (24,940)
                                                        -------
At 31 January 2004                                            -
                                                        =======

Deferred tax is provided as follows:

                                                             2004         2003
                                                              L            L
                                                             ----        ------
Accelerated capital allowances                                -             113
Tax losses available                                          -          24,827
                                                             --          ------
Deferred tax asset                                            -          24,940
                                                             ==          ======

      A deferred tax asset has not been recognised in respect of timing differences relating to tax losses and accelerates capital allowances as there is insufficient evidence that the asset will be recovered. The amount of the asset not recognised is L238,000.

CROWN NORTHCORP LIMITED

NOTES TO THE ACCOUNTS
YEAR ENDED 31 DECEMBER 2004

13.   SHARE CAPITAL

                                                           2004      2003
                                                            L         L
                                                          -----      ----
AUTHORISED:
  1,000 (2003: 2) Ordinary shares of(pound)1 each         1,000        2
                                                          =====        =

ISSUED, ALLOTTED, CALLED UP AND FULLY PAID:
  2 Ordinary shares of(pound)1 each                           -        2
  500 Ordinary shares of(pound)1 each                       500        -
                                                          -----        -
                                                            500        2
                                                          =====        =

      On 31 October 2004 the company issued 498 ordinary shares of (pound)1 each for a total consideration of (pound)818,750 resulting in a share premium account of (pound)818,252.

14.   RESERVES

                                                       SHARE                         PROFIT
                                                      PREMIUM       REVALUATION     AND LOSS
                                                      ACCOUNT         RESERVE        ACCOUNT          TOTAL
                                                         L               L              L               L
                                                      --------      -----------    ----------      ----------
At 1 January 2004                                            -              -       2,215,212       2,215,212
Premium on issue of shares                             818,252              -               -         818,252
Transfer from profit and loss account of the year            -              -      (1,313,474)     (1,313,474)
Share of associate losses unrealised                         -        (88,456)              -         (88,456)
                                                       -------        -------      ----------      ----------
                                                       818,252        (88,456)        901,738       1,631,534
                                                       =======        =======      ==========      ==========

15. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING ACTIVITIES

                                                    2004            2003
                                                      L              L
                                                 ----------       --------
Group operating loss                             (1,657,100)      (876,757)
Depreciation and amortisation charges               427,116         46,778
Decrease/(increase) in debtors                      257,926        317,442
Increase/(Decrease) in creditors                    474,381        (57,755)
(Decrease)/increase in provisions                  (110,832)       (32,943)
                                                 ----------       --------
Net cash outflow from operating activities         (608,508)      (603,235)
                                                 ==========       ========

CROWN NORTHCORP LIMITED

NOTES TO THE ACCOUNTS
YEAR ENDED 31 DECEMBER 2004

16.   ANALYSIS OF CASH FLOWS

                                                  2004         2003
                                                   L             L
                                                --------      -------
RETURNS ON INVESTMENTS
Interest and other investment income              29,116       90,984
                                                ========      =======

CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Payments to acquire tangible fixed assets       (128,656)     (10,069)
                                                ========      =======

17.   ANALYSIS AND RECONCILIATION OF NET DEBT

                                                           NON CASH
                               2003         CASH FLOW        FLOW          2004
                                L               L              L             L
                             ---------      ---------      --------      --------
Cash at bank and in hand     1,133,781       (675,958)            -       457,823
Debt due within one year      (726,703)             -       485,369      (241,334)
                             ---------       --------       -------      --------
                               407,078       (675,958)      485,369       216,489
                             =========       ========       =======      ========

      Non cash flows relate to the capitalisation of debt from the parent company.

18.   ACQUISITIONS AND DISPOSALS

                                                        2004       2003
                                                          L         L
                                                        ----     --------
Purchase of investment in subsidiaries                    -      (962,500)
Net cash acquired with subsidiaries                       -       483,940
Purchase of interest in associates                        -      (212,660)
Purchase of mortgage servicing contract                   -      (268,052)
Receipts from sale of fixed assets investments            -       139,861
                                                         --      --------
                                                          -      (819,411)
                                                         ==      ========

19.   PENSIONS

      The company operates a defined contribution pension scheme for its employees and contributes to the scheme on their behalf. The total pension cost charge represents contributions payable by the company to the scheme and amounted to (pound)42,914 (2003: (pound)32,578).

20.   RELATED PARTIES

      The company has taken advantage of the dispensation available under paragraph 3(c) of FRS8 not to disclose transactions with fellow group companies.

CROWN NORTHCORP LIMITED

NOTES TO THE ACCOUNTS
YEAR ENDED 31 DECEMBER 2004

21.   ULTIMATE PARENT UNDERTAKING

      The company's ultimate parent company as of the 31 December 2004, was Crown Northcorp Inc. The directors consider Crown Northcorp Inc to be the ultimate parent company and is a public company based at 1251 Dublin Road, Columbus, OH 43215 USA.

      The directors consider the ultimate controlling party to be R. E Roark.

22.   ADDITIONAL INFORMATION ON SUBSIDIARY UNDERTAKINGS

                                                                                             PORTION OF
                                                                                          ORDINARY SHARES
                                                  COUNTRY OF                                    HELD
                                                 INCORPORATION           ACTIVITY                 %
                                                 -------------    ----------------------  ---------------
Crown Asset Management Limited                   Great Britain    Holding Company                100

Crown European Holdings Limited                  Great Britain    Holding Company                100

Crown Fastigheter AB
(Shares are owned by Crown
European Holdings Limited)                              Sweden    Trading Company                100

Crown Mortgage Management Limited
(Shares are owned by Crown
Asset Management Limited)                        Great Britain    Trading Company                100

Crown European Mortgages Limited
(Shares are owned by Crown
Asset Management Limited)                        Great Britain    Trading Company                100

Rooftop Mortgages Limited
(Shares are owned by Crown
Asset Management Limited)                        Great Britain    Trading Company                 20

Crown Leisure Management Limited
(Shares are owned by Crown
Mortgage Management Limited)                     Great Britain    Trading Company                100

Titrisation belge-Belgische effectiseing SA            Belgium    Trading Company                 50

Regal Mortgages

Limited Liability Partnership                    Great Britain    Investment Partnership         100

Regal Mortgages (No2)

Limited Liability Partnership                    Great Britain    Investment Partnership         100

CMBS Limited

Liability Partnership                            Great Britain    Software Development            50

CROWN NORTHCORP LIMITED

NOTES TO THE ACCOUNTS
YEAR ENDED 31 DECEMBER 2004

23.   US GAAP INFORMATION

      RECONCILIATION OF NET INCOME, SHAREHOLDERS' EQUITY AND CASH FLOWS FROM UK GAAP TO US GAAP

      The consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles in the United Kingdom (UK
      GAAP), which differs in certain respects from Generally Accepted Accounting Principles in the United States (US GAAP). The effect of applying US GAAP principles to net profit and shareholders' equity is set out below along with an explanation of applicable differences between UK GAAP and US GAAP:

      The effect of applying US GAAP principles to net profit is:

                                                                         2004             2003
                                                         NOTE             L                 L
                                                         ----         ----------        --------
NET (LOSS)/PROFIT AS REPORTED IN ACCORDANCE
  WITH UK GAAP                                                        (1,313,474)        618,474
Items increasing /(decreasing) net profit:
Goodwill amortisation                                     (a)                  -          11,361
Development expenditure - capitalisation                  (b)             35,000         270,916
Development expenditure - amortisation                    (b)           (210,670)       (100,960)
Deferred taxation                                         (c)             52,701         (50,987)
                                                                      ----------        --------
Net (loss)/profit in accordance with US GAAP                          (1,436,443)        748,804
                                                                      ==========        ========

The effect of applying US GAAP principles to shareholders' equity is:

                                                                         2004            2003
                                                         NOTE             L                L
                                                         ----          ---------       ---------
SHAREHOLDERS' FUNDS AS REPORTED IN ACCORDANCE
  WITH UK GAAP                                                         1,632,034       2,215,214
Items increasing / (decreasing) shareholders'
  equity:
Revaluation reserve                                                       88,456               -
Goodwill amortisation                                     (a)             11,361          11,361
Development expenditure - capitalisation                  (b)            640,759         605,759
Development expenditure - amortisation                    (b)           (311,630)       (100,960)
Deferred taxation                                         (c)            (98,739)       (151,440)
                                                                       ---------       ---------
SHAREHOLDERS' EQUITY IN ACCORDANCE WITH US GAAP                        1,962,241       2,579,934
                                                                       =========       =========

      During the year, the Group fully impaired goodwill and therefore, under US GAAP, no adjustment is required.

CROWN NORTHCORP LIMITED

NOTES TO THE ACCOUNTS
YEAR ENDED 31 DECEMBER 2004

23.   US GAAP INFORMATION (CONTINUED)

      Statement of changes in shareholders' equity in accordance with US GAAP

                                                       L
                                                  ----------
BALANCE AT JANUARY 1, 2003                         3,031,130
Net loss for the year                               (581,526)
Goodwill amortisation                                 11,361
Development expenditure - capitalization             270,916
Development expenditure - amortisation              (100,960)
Deferred taxation                                    (50,987)
                                                  ----------
BALANCE AT DECEMBER 31, 2003                       2,579,934

Net loss for the period                           (1,313,474)
Development expenditure - capitalization              35,000
Development expenditure - amortization              (210,670)
Deferred taxation                                     52,701
Share issue                                          818,750
                                                  ----------
BALANCE AT DECEMBER 31, 2004                       1,962,241
                                                  ==========

      The differences between UK GAAP and US GAAP listed below relate only to those applicable standards, and therefore do not incorporate a full list of all differences between UK GAAP and US GAAP.

      CASH FLOW STATEMENT

      Under UK GAAP, the consolidated cash flow statement is presented in accordance with UK Financial Reporting Standard No. 1 (Revised) (`FRS 1') "Cash Flow Statements". The statement prepared under FRS 1 presents substantially the same information as that required under SFAS No. 95 "Statement of Cash Flows". Under US GAAP, however, there are certain differences from UK GAAP with regard to classification of items within the cash flow statement with regard to the definition of cash.

      Under FRS 1, cash flows are presented separately for operating activities; returns on investments and servicing of finance; taxation; capital expenditure and financial investments; acquisitions and disposals; dividends paid to the company's shareholders; management of liquid resources and financing. SFAS No.95 cash flows are reported as resulting from operating, investing and financing activities.

      Cash flows under FRS 1 in respect of interest received, interest paid and taxation would be included within operating activities under SFAS N0.95. Cash flows from purchases, sales and maturities of trading securities, while not separately identified under UK GAAP, would be included within operating activities under US GAAP. Dividends paid would be included within financing activities under US GAAP. Under UK GAAP movements in bank overdrafts are classified as movements in cash while under US GAAP they are classified as a financing activity.

      Under SFAS No. 95 cash and cash equivalents include cash and short-term investments with original maturities of three months or less. Under FRS 1, cash comprises cash in hand and at bank (on demand) and overnight deposits, net of bank overdrafts.

CROWN NORTHCORP LIMITED

NOTES TO THE ACCOUNTS
YEAR ENDED 31 DECEMBER 2004

23.   US GAAP INFORMATION (CONTINUED)

CASH FLOW STATEMENT (CONTINUED)

                                                               2004            2003
                                                                L               L
                                                            ----------      ----------
Net income                                                  (1,436,443)        748,804
Adjustments to reconcile net income to net cash
  provided by operating activities
      Depreciation and amortization                            637,787         136,377
      Share of associates' operating profit                    (71,633)     (1,459,140)
    Change in operating assets and liabilities
      Decrease/(increase) in debtors                           257,926         317,442
      (Decrease)/increase in creditors                         474,381        (607,359)
      (Decrease)/increase in provisions                       (110,832)        (32,943)
                                                            ----------      ----------
Net cash provided by operating activities                     (248,814)       (896,819)

Cash flows from investing activities:

      Purchase of property and equipment                      (163,656)       (280,985)
      Acquisition of associates                                      -        (212,660)
      Purchase of mortgage servicing contract                        -        (268,052)
      Purchase of investments                                        -        (478,560)
      Proceeds from sale of investments                              -         139,861
      Distributions received from associates                         -       2,171,200
                                                            ----------      ----------
Net cash flows from investing activities                      (163,656)      1,070,804

Taxation                                                      (263,488)              -

Cash flows from financing activities:

      Proceeds from unsecured loans                                  -         726,703
      Dividends paid                                                 -      (1,200,000)
                                                            ----------      ----------
Net cash used in financing activities                                -        (473,297)

                                                            ----------      ----------
Net decrease in cash and cash equivalents                     (675,958)       (299,312)
Cash and cash equivalents at the beginning of year           1,133,781       1,433,093
                                                            ----------      ----------
Cash and cash equivalents at end of year                       457,823       1,133,781
                                                            ==========      ==========

CROWN NORTHCORP LIMITED

NOTES TO THE ACCOUNTS
YEAR ENDED 31 DECEMBER 2004

23.   US GAAP INFORMATION (CONTINUED)

      (a)   GOODWILL

            Under UK GAAP, FRS 10 requires positive purchased goodwill to be capitalized as an asset. If it is regarded as having a limited useful life it should then be amortized over that useful live which is generally presumed not to exceed 20 years. If goodwill is regarded as having an indefinite useful live it should not be amortized. Goodwill that is not amortized or amortized over a useful life exceeding 20 years should be tested for impairment at the end of each reporting period and, if necessary, written down.

            Under UK GAAP the goodwill arising on the acquisition of Regal Mortgages LLP and Regal Mortgages (No2) LLP is capitalized and amortized through the profit and loss account over its estimated useful economic life which is estimated to be 14 months from the date of acquisition.

            Under US GAAP, for fiscal years beginning after December 31, 2001 positive goodwill is no longer amortized but instead must be tested for impairment annually.

            Under US GAAP, SFAS 141 Business Combinations (SFAS 141) requires all business combinations consummated after June 30, 2001 to be accounted for under the purchase method. SFAS 141 also sets forth guidelines for applying the purchase method of accounting in the determination of intangible assets, including goodwill, acquired in a business combination.

            Under US GAAP, SFAS 142 Goodwill and Other Intangible Assets (SFAS
            142) addresses the initial and ongoing financial accounting and reporting for acquired goodwill and other intangible assets. SFAS 142 requires that goodwill be separately disclosed from other intangible assets in the balance sheet, and no longer be amortized on a recurring basis but tested for impairment at least annually (or more frequently if impairment indicators arise). SFAS 142 is effective for financial statements for periods beginning on or after December 15, 2001. Additionally, the amortization provisions of SFAS 142 are applicable to goodwill arising in all business acquisitions consummated after June 30, 2001 regardless of the adoption date of SFAS 142.

      (b)   DEVELOPMENT EXPENDITURE

            The company has not capitalized its development costs and these costs have been expensed as incurred.

            Under UK GAAP, SSAP 13 requires development expenditure to be written off as incurred except where all the following circumstances apply: (a) there is a clearly defined project; (b) the related expenditure is separately identifiable; (c) the outcome of the project has been assessed with reasonable certainty as to its technical feasibility and its ultimate commercial viability considered in the light of factors such as likely market conditions (including competing products), public opinion, consumer and environmental legislation; (d) if further development costs are to be incurred on the same project, the aggregate of such costs together with related production, selling and administration costs are reasonably expected to be exceeded by related future sales and other revenues; and (e) adequate resources exist, or are reasonably expected to be available, to enable the project to be completed and to provide any consequential increases in working capital.

            Under UK GAAP where these circumstances apply, development expenditure may be deferred (capitalized) to the extent that its recovery can reasonably be regarded as assured and amortized on a straight-line basis over the life of the project from the date when the developed asset is put into use. Research costs are generally expensed as incurred.

CROWN NORTHCORP LIMITED

NOTES TO THE ACCOUNTS
YEAR ENDED 31 DECEMBER 2004

23.   US GAAP INFORMATION (CONTINUED)

      (b)   DEVELOPMENT EXPENDITURE (CONTINUED)

            Under US GAAP, costs to develop software for internal use by the Company are generally expensed as incurred, except in certain situations, as outlined in Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1), issued by the AICPA. Under SOP 98-1, only certain costs to develop internal-use computer software during the application development stage or costs to develop or obtain software that allows for access or conversion of old data by new systems are eligible for capitalization. All other costs, including those incurred in the project development and post-implementation stages are expensed as incurred.

            The company has commenced amortizing the capitalized development expenditure in July 2003.

      (c)   DEFERRED INCOME TAX

            Under UK GAAP deferred tax is recognized in respect of all timing differences that have originated but not reversed at the balance sheet date, with the following exceptions:

            - Where fixed assets have been revalued, provision is made for deferred tax only to the extent that, at the balance sheet date, there is a binding agreement to dispose of the assets concerned. However, no provision is made where, on the basis of all available evidence at the balance sheet date, it is more likely than not that the taxable gain will be rolled over into replacement assets and charged to tax only where the replacement assets are sold;

            - Provision is made for deferred tax that would arise on remittance of the retained earnings of overseas subsidiaries only to the extent that, at the balance sheet date, dividends have been accrued as receivables; and

            - Deferred tax assets are recognized only to the extent that the directors consider that it is more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

            Under US GAAP, all deferred tax liabilities and assets resulting from temporary differences in financial and tax reporting are recognized together with deferred tax assets relating to tax loss carried forward subject to certain limited exemptions which include unremitted earnings of overseas subsidiaries that are essentially "permanent". Deferred tax assets are reduced by a valuation allowance if it is more likely that some portion or all of the deferred tax assets will not be realized.

            Under UK GAAP deferred tax is measured based on tax rates and laws enacted or substantively enacted at the balance sheet date. Under US GAAP deferred tax is based on rates that have been enacted.

            Under UK GAAP, it is permitted to recognize deferred tax on a discounted basis. However, the Company elected to recognize deferred tax on an undiscounted basis. US GAAP does not permit discounting for deferred tax balances.

            The adjustment relates to the deferred tax impact of the capitalization and amortization of the development expenditure.